Exhibit 99.1

SeraCare Announces Receipt of Delisting Notice from NASDAQ

Oceanside, CA – March 21, 2006 –SeraCare Life Sciences, Inc. (NASDAQ - SRLSE, SRLS), today announced that it has received notification from NASDAQ that the Panel has determined to delist the Company’s securities from NASDAQ, effective at the open of business on Wednesday, March 22, 2006.

As previously reported, the Company requested a hearing before the NASDAQ Listing Qualifications Panel to review NASDAQ’s initial determination to delist the Company’s securities. This hearing was held on February 2, 2006. Subsequent to this hearing, the Company received two additional Staff Determination Letters from NASDAQ regarding delisting. The first of these two additional letters, dated February 13, 2006, cited the Company’s failure to timely complete and file its quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2005. The second letter, dated March 15, 2006, cited the Company’s announcements contained in its current report on Form 8-K, filed with the SEC on March 15, 2006, noting that those matters raised significant public interest concerns under Market Place Rule 4300 and served as an additional basis for delisting the Company’s securities from NASDAQ.

Upon its delisting, brokers or dealers may submit to the Pink Sheets, solely on behalf of customers, quotations for the Company’s common stock that represent unsolicited indications of interest. The Company is unable to predict when or if quotations for its common stock will be included on the Pink Sheets or any other quotation service.

About SeraCare Life Sciences

SeraCare Life Sciences Inc. is a manufacturer and provider of biological products and services to diagnostic, therapeutic, drug discovery, and research organizations. The Company’s offerings include plasma-based therapeutic products, diagnostic products and reagents, cell culture products, specialty plasmas, in vitro stabilizers, and the SeraCare BioBank(TM), a proprietary database of medical information and associated blood, plasma, DNA and RNA samples. Headquartered in Oceanside, CA, SeraCare conducts business throughout the world. For additional information about SeraCare Life Sciences Inc., please visit the Company’s web site at www.seracare.com.

Contact:

The Trout Group

Tim Ryan, 212-477-9007x24

tryan@troutgroup.com

Source: SeraCare Life Sciences, Inc.